Exhibit 10.28
SETTLEMENT AGREEMENT
     This Settlement Agreement (“Agreement”) is entered by and between the Diodem Group and the Biolase Parties and effective as of this 30th day of September, 2008 (the “Effective Date”).
RECITALS
     A. Diodem, Biolase, and BL Acquisition II entered into a Definitive Asset Purchase Agreement and certain ancillary agreements dated and effective as of January 24, 2005, in settlement of a prior patent litigation between Diodem and Biolase that was litigated in the United States District Court for the Central District of California and captioned Diodem, LLC. V. Lumenis, Ltd., et al. Case No. CV 03-2142 GAF (RCx) (the “Patent Lawsuit”);
     B. On February 22, 2008, Diodem filed a lawsuit against Biolase and BL Acquisition II in the Superior Court of California for the County of Los Angeles, alleging that Biolase and BL Acquisition II breached the Definitive Agreement and the ancillary Registration Rights Agreement. The lawsuit is captioned Diodem v. Biolase Technology, Inc. et al. Case No. BC 385794 (the “Contract Lawsuit”). Biolase and BL Acquisition II have denied the allegations of Diodem’s complaint and further contend that Diodem does not have standing to assert certain claims made in the lawsuit;
     C. On August 21, 2008, the parties participated in a mediation in an attempt to resolve the claims asserted in the Contract Lawsuit and reached agreement on the principle terms of a settlement. This Agreement sets forth the terms agreed to by the parties in their mutual effort and desire to comprise and settle all claims relating to the Contract Lawsuit.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing, the mutual promises and covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:
1. DEFINITIONS
     “Biolase” means Biolase Technology, Inc., a Delaware corporation.
     “BL Acquisition II” means BL Acquisition II, Inc., a Delaware corporation.
     “Biolase Parties” means Biolase and BL Acquisition II.

     “Definitive Agreement” means the Definitive Asset Purchase Agreement entered by Diodem, Biolase, and BL Acquisition II on January 24, 2005, and its schedules, exhibits, and attachments.
     “Registration Rights Agreement” means the agreement by that name entered by Diodem and Biolase on January 24, 2005.
     “Diodem” means Diodem, LLC, a California limited liability company.
     “Diodem Group” means, individually and collectively, Diodem, Colette Cozean, Lares Research, Craig Lares, Patrick Day, and Dovel & Luner.
     “Colette Cozean” means Colette Cozean, an individual residing in California and the managing member of Diodem.
     “Lares Research” means Lares Research, a California corporation that is a member of Diodem.
     “Craig Lares” means Craig Lares, an individual residing in California and the President of Lares Research.
     “Patrick Day” means Patrick Day, an individual residing in California and a member of Diodem.
     “Dovel & Luner” means Dovel & Luner, LLP, a limited liability partnership and counsel for Diodem in both the Patent Lawsuit and the Contract Lawsuit.
2. RELEASES
     2.1 Release by the Diodem Group. In consideration of the promises and covenants herein, the sufficiency of which is hereby acknowledged, the Diodem Group, and each of them, separately and collectively, completely, absolutely and forever release and discharge (i) the Biolase Parties, and each of them, and (ii) (but only insofar as they were or are acting in their capacities as such) their past and present directors, managers, officers, shareholders, agents, employees, subsidiaries, affiliates, attorneys at law, attorneys in fact, associates, consultants, insurers, agents, representatives, successors and assigns, heirs, executors, administrators, beneficiaries, and devisees, as well as any person acting by, through, under, or in concert with each of them or any of them, and each of them, separately and collectively, of and from any and all claims, demands, and causes of action of every kind, nature, character and description whatsoever, whether known or unknown, however arising, fixed or contingent, whether based on tort, contract or any other theory, including securities law, which the Diodem Group has or may have as of the Effective Date that directly or indirectly arise out of, or are in any manner related to, the subject matter (and defense) of the Contract Lawsuit (including without limitation claims relating to the licensing and settlement negotiations with Hoya and Lumenis, the representations and warranties made in Section 9 of the Registration Rights

Agreement, and Biolase’s alleged failure to register stock issued to Diodem pursuant to the Definitive Agreement and the Registration Rights Agreement), as well as the costs, expenses or attorneys’ fees incurred in connection with the Contract Lawsuit or drafting or negotiation of this Agreement (hereinafter all collectively referred to as the “Released Claims”).
     2.2 Release by the Biolase Parties. In consideration of the promises and covenants herein, the sufficiency of which is hereby acknowledged, the Biolase Parties, and each of them, separately and collectively, completely absolutely and forever release, waive, discharge, and relinquish (i) the Diodem Group, and each of them, and (ii) (but only insofar as they were or are acting in their capacities as such) their past and present directors, managers, officers, shareholders, agents, employees, subsidiaries, affiliates, attorneys at law, attorneys in fact, associates, consultants, insurers, agents, representatives, successors and assigns, heirs, executors, administrators, beneficiaries, and devisees, as well as any person acting by, through, under, or in concert with each of them or any of them, and each of them, separately and collectively, of and from any and all claims, demands, and causes of action of every kind, nature, character and description whatsoever, whether known or unknown, however arising, fixed or contingent, whether based on tort, contract or any other theory, which the Biolase Parties have or may have as of the Effective Date that directly or indirectly arise out of, or are in any manner related to, the subject matter (and filing) of the Contract Lawsuit (including without limitation claims relating to the licensing and settlement negotiations with Hoya and Lumenis, the representations and warranties made in Section 9 of the Registration Rights Agreement, and Biolase’s alleged failure to register stock issued to Diodem pursuant to the Definitive Agreement and the Registration Rights Agreement), as well as the costs, expenses or attorneys’ fees incurred in connection with the Contract Lawsuit or drafting or negotiation of this Agreement.
     2.3 Section 1542. The parties hereby acknowledge and represent that they have been informed by their attorneys of, and are personally familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”
Each of the parties understands it may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true related to the Released Claims but each party hereby waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code, if any, as presently in effect and as amended from time to time hereafter, and under any successor thereto, with respect to the matters released herein.
     2.4 Covenant not to sue. The Diodem Group, and each of them, covenants and agrees that they will not file, initiate, commence, institute, maintain, prosecute, aid, assist or participate in any way in any action at law, suit in equity or other proceeding

(whether administrative, judicial or otherwise) against the Biolase Parties, or any of their officers, employees or agents, for any matter included within the Released Claims. The Biolase Parties may seek a temporary restraining order or preliminary or permanent injunction against any violation of this paragraph 2.4. The Parties agree that monetary damages would be inadequate to remedy any violation of this paragraph 2.4.
     2.5 Definitive Agreement still in force. The parties agree that (a) except to the extent inconsistent with the releases and covenants set forth in Sections 2.1 though 2.4 above, all terms, obligations, and promises set forth in the Definitive Agreement and its ancillary agreements (including without limitation the obligations and promises regarding the sharing of royalty payments from third parties set forth in Section 6 of the Definitive Agreement) remain in full force and effect and are unmodified by this Agreement, and (b) the Diodem Group and the Biolase Parties are not releasing or waiving any claims that may arise against the other for breaches of the Definitive Agreement occurring after the Effective Date.
     2.6 Further Litigation. In the event that, subsequent to the Effective Date, any member of the Diodem Group files a lawsuit against any of the Biolase Parties asserting claims relating to an alleged breach or violation of the Definitive Agreement or the Registration Rights Agreement, where such breach or violation is alleged to have occurred prior to the Effective Date then (i) the Diodem Group shall forfeit its right to receive the final payment due under Section 3(d) of this Agreement if such payment has not already been made or (ii), if such final payment has already been made, any potential recovery obtained or damages alleged by the Diodem Group (or its member(s)) in such lawsuit shall be reduced by the amount of $150,000 (one hundred and fifty thousand dollars).
3. PAYMENT
     Biolase shall make the following cash payments to Diodem:
     (a) No later than October 15, 2008, Biolase shall pay Diodem the sum of four hundred seventy-five thousand dollars ($475,000) (the “Initial Payment”);
     (b) No later than February 1, 2009, Biolase shall pay Diodem the additional sum of one hundred and fifty four thousand and two hundred dollars ($154,200). If Biolase elects to make this payment prior to February 1, 2009, the payment will be reduced by the amount equal to $28.80 multiplied by the number of days the payment is early;
     (c) No later than August 1, 2009, Biolase shall pay Diodem the additional sum of one hundred and fifty nine thousand and four hundred and six dollars ($159,406). If Biolase elects to make this payment prior to August 1, 2009, the payment will be reduced by the amount equal to $28.80 multiplied by the number of days the payment is early; and

     (d) No later than February 1, 2010, Biolase shall pay Diodem the additional sum of one hundred and ninety two thousand and one hundred fifty dollars ($192,150). If Biolase elects to make this payment prior to February 1, 2010, the payment will be reduced by the amount equal to $33.56 multiplied by the number of days the payment is early.
     All payments will be made by bank wire to the following account of Diodem (or such other account as is specified in writing by Diodem):
Union Bank of California
25276 Marguerite Pkwy
Mission Viejo, CA 92692
Tel. (949) 768-8100
Routing number: 122000496
Account holder: Diodem LLC
Account no.: 2072156074
The Diodem Group has agreed among them as to the division of the cash payments. The Biolase Parties shall have no obligation or right to apportion or divide the cash payments among the Diodem Group and no obligation to pay any taxes or expenses associated with the Diodem Group’s receipt of the cash payments made under this Agreement.
4. DISMISSAL
     Within three (3) business days of the receipt of the Initial Payment, Diodem will dismiss with prejudice the Contract Lawsuit, with the dismissal specifying that (a) the parties are to bear their own costs and attorneys’ fees, and (b) the Superior Court of California for the County of Los Angeles will retain jurisdiction to enforce the terms of this Agreement.
5. REPRESENTATIONS AND WARRANTIES
     5.1 Representations by the Diodem Group. Each of the parties that comprise the Diodem Group represents and warrants that (a) it has not assigned any of the claims or causes of action asserted in the Contract Lawsuit or otherwise released in Section 2.1 above to any other party, other than to Diodem (as asserted in the complaint in the Contract Lawsuit), and (b) it (alone or together with the other parties comprising the Diodem Group) has the excusive authority to bring the claims asserted in the Contract Lawsuit and to receive the consideration set forth in Section 3 above, and has the necessary power and authority to execute this Agreement and to make the releases set forth in Section 2.1 above, and that no other person or entity has claimed or now claims any interest in the subject of the Contract Lawsuit or this Agreement.
     5.2 Representations by the Biolase Parties. The Biolase Parties represent and warrant that (a) they have not assigned any of the claims or causes of action released in

Section 2.2 above to any other party, and (b) they have the necessary power and authority to enter into this Agreement and to make the releases set forth in Section 2.2 above.
6. GENERAL PROVISIONS
     6.1 Entire Agreement; Counterparts. Except as noted in Section 2.5 above, this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous agreements, practices or courses of dealings between the parties, whether written or oral, relating to the subject matter hereof. The Parties hereto warrant that no promise, inducement or agreement not expressed herein has been made to them in connection with this Agreement. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.
     6.2 Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties’ successors and assigns. There shall be no third party beneficiaries, either express or implied, to this Agreement except to the extent set forth in Section 2.1(ii) and 2.2(ii) above.
     6.3 Waivers; Amendments; Supplements. No waiver by any party of a breach of any covenant or condition of this Agreement by another party shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition. Except as otherwise expressly provided herein, this Agreement may not be changed or amended except by a writing expressly referring to this Agreement signed by all the parties.
     6.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to such law’s principles of conflicts of law, and the parties agree that it is executed and delivered in that State.
     6.5 Forum; Attorneys Fees. The parties agree that any legal action or other legal proceeding to resolve any dispute involving or arising out of any alleged breach of this Agreement shall be exclusively conducted in the Superior Court of California for the County of Los Angeles. The prevailing party in any such legal action or proceeding shall be entitled to recover its reasonable costs and expenses, including attorneys’ fees, in connection with the dispute.
     6.6 No admission of liability or wrongdoing. The Diodem Group and the Biolase Parties agree that the payment of the sums specified herein and the execution of this Agreement are done entirely for the purpose of compromise and settlement of disputed claims. Neither the payment of such sums nor the compromise and settlement of the Released Claims shall be construed as an admission of liability on the part of the Biolase Parties, by whom liability is expressly denied. Nothing contained in this Agreement may be used or construed by any person as an admission of liability in any amount whatsoever to any person. This Agreement shall not be offered or received in evidence in any action or proceeding in any court or other tribunal as an admission or concession of liability or wrongdoing of any nature on the part of Diodem Group or the Biolase Parties, including any employee or agent thereof. In addition, the Diodem Group disputes that Diodem lacks standing to assert any of the claims pleaded in the Contract Lawsuit and provides releases and representations from the parties other than Diodem solely in an effort to address the concerns of the Biolase Group and to reach a compromise of the lawsuit.
     6.7 Confidentiality. This Agreement and its terms shall be maintained in confidence by each of the Parties, except to the extent the disclosure of this Agreement, or the terms or provisions therein, is required pursuant to the rules or regulations of the SEC, generally accepted accounting principles applicable to Biolase or Diodem, as the case may be, or otherwise pursuant to court order or law.
     6.8 Severability. If any provision of this Agreement should be held to be void or unenforceable, such provision or part thereof shall be treated as severable, leaving valid the remainder of such agreement.
     6.9 Advice of Counsel. The Diodem Group each acknowledge that, in making their decision to settle this matter, they have relied upon the advice of their own counsel; that they have been fully advised by said attorneys with respect to their rights and obligations with respect to the execution of this Agreement; that they are entering into this Agreement freely and voluntarily and not under any threat of coercion or duress; and that they hereby authorize and direct said attorney to take such action as may be necessary or appropriate to terminate the Contract Lawsuit with prejudice.
     6.10 Interpretation. The parties agree that this Agreement was jointly drafted by the parties and their counsel and further agree that no provision of this Agreement is to be interpreted for or against either party based on any assertion that it was drafted by that party or its counsel.
     6.11 Notices. All notices, demands, requests, approvals, consents or other communications relating to this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered in person or by courier; (ii) upon confirmation of receipt when sent by certified mail, return receipt requested; (iii) upon confirmation by the recipient of receipt of e-mail to the address set forth below; or (iv) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage pre-paid, and addressed to the noticed party at the address set forth below, or such other address as a party may specify by written notice to the other.

If to the Diodem Group:	If to Biolase or BL Acquisition II:

Attn: Colette Cozean, Ph.D.	Attn: Chief Financial Officer
Diodem, LLC	Biolase Technology, Inc.

21581 Midcrest Drive	4 Cromwell
Lake Forest, CA 92630	Irvine, CA 92618
ccozean@cox.net
     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused its duly authorized representative to execute and deliver this Agreement under seal of the Effective Date.

Diodem, LLC		Biolase Technology, Inc.

By:	/s/ Colette Cozean	By:	/s/ Jake St. Philip
	Name: Colette Cozean, PhD		Name: Jake St. Philip
	Title: Managing Director		Title: CEO
	Date: 9/30/08		Date:10/1/08

Colette Cozean, Ph.D., an individual		BL Acquisition II, Inc.

	/s/ Colette Cozean	By:	/s/ Jake St. Philip

	Date: 9/30/08		Name: Jake St. Philip
Title: CEO
Date: 10/1/08

Patrick Day, an individual		Dovel & Luner, LLP

	/s/ Patrick Day	By:	/s/ Greg Dovel

	Date: 10/9/08		Name: Greg Dovel
Title: Partner
Date:10/1/08

Lares Research

By:	/s/ Craig S. Lares

Name: Craig S. Lares
Title: President
Date: 10/1/08

Craig Lares, an individual

/s/ Craig S. Lares

Date: 10/1/08